Exhibit 99.1

April 15, 2005

The Student Loan Corporation Announces
First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $66.1 million ($3.31 basic earnings per share) for the first quarter of 2005, a decrease of $6.7 million (9%), compared to net income of $72.9 million ($3.64 basic earnings per share) for the same period of 2004. The decrease in net income was partly attributable to reduced floor income of $6.9 million (after tax). Also contributing to the decrease was a $5.0 million after tax gain from a portfolio sale recognized in the first quarter of 2004 that did not reoccur in 2005. The reductions were partially offset by portfolio growth of 11% over the previous twelve months and a lower effective tax rate in the first quarter of 2005.

During the twelve month period ending March 31, 2005, the Company's student loan assets grew by $2.6 billion (11%) to $26.4 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaling $1,729 million were up $190 million (12%) for the first quarter of 2005 compared to the prior year. These first quarter 2005 disbursements were composed of FFELP Stafford and PLUS disbursements of $1,181 million, up $107 million (10%), and included new CitiAssist Loan commitments of $548 million, up $83 million (18%), compared to the same period last year. Secondary market and other loan procurement activities also added approximately $881 million of FFELP loans to the Company's student loan portfolio during the first quarter of 2005. Approximately 91% of this secondary market and other loan procurement volume was composed of FFELP Consolidation Loans.

The Company's total revenue of $127.5 million for the first three months of 2005 was $15.4 million (11%) lower than total revenue of $142.9 million for the same period of 2004. Fee and other income decreased $14.8 million (106%) from $14.0 million earned in the first quarter of 2004 to a loss of $0.8 million for the same period of 2005. This reflects a first quarter $5.7 million (pretax) securitization impairment charge and the non-reoccurrence of the portfolio sale gain ($8.1 million pretax in Q1 2004). Net interest income of $128.9 million for the first quarter of 2005 was $2.2 million (2%) lower than for the same period of 2004. The net interest margin for the first quarter of 2005 was 2.03%, down 19 basis points from the first quarter of 2004. The decrease in net interest income and margin was mainly attributable to the $11.3 million (pretax) decrease in floor income. Floor income may be further reduced in future quarters should short-term interest rates continue to rise. Floor income is a non-GAAP financial measure that is described in more detail in the Company's 2004 Form 10-K.

The Company's operating expense ratio (total operating expenses as a percentage of average managed student loans) for the first quarter of 2005 was 0.41%, seven basis points lower than that of 2004. Total operating expenses of $27.9 million for the first quarter of 2005 decreased $0.8 million (3%) from the same period of 2004. The decrease is reflective of a $5.8 million (pre-tax) release of accrued expenses due to the favorable settlement of certain state tax proceedings, partially offset by expenses related to portfolio growth and other ongoing infrastructure investments.

The Company's provision for loan losses for the first quarter of 2005 was $0.6 million, $1.6 million less than the provision for the same period of 2004. The decrease was attributable to lower credit losses resulting from the receipt of the Exceptional Performer designation by certain of the Company's loan servicing vendors in 2004. See the Company's 2004 Form 10-K for further details.

The Company's first quarter return on equity for 2005 decreased to 23.0% from 30.5% in the first quarter of 2004.

The Company's Board of Directors declared a regular quarterly dividend on the Company's common stock of $1.08 per share. The dividend will be paid June 1, 2005 to shareholders of record on May 16, 2005.

The Student Loan Corporation is one of the nation's leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2005	2004	2004
ASSETS
Student loans	$ 24,462,778	$ 22,958,295	$ 20,451,298
Less: allowance for loan losses	(4,346)	(5,046)	(5,145)
Student loans, net	24,458,432	22,953,249	20,446,153
Loans held for sale	1,935,378	1,930,300	3,359,584
Cash	958	628	571
Other assets	604,765	568,664	497,536

Total Assets	$ 26,999,533	$ 25,452,841	$ 24,303,844

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 22,519,100	$ 20,986,000	$ 13,448,800
Long-term borrowings	2,800,000	2,800,000	9,450,000
Deferred income taxes	199,722	186,082	135,263
Other liabilities	290,630	333,852	277,979

Total Liabilities	25,809,452	24,305,934	23,312,042

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	139,249	139,176	136,020
Retained earnings	1,044,237	999,702	841,606
Accumulated other changes in equity from
nonowner sources	6,395	7,829	13,976

Total Stockholders' Equity	1,190,081	1,146,907	991,802

Total Liabilities and Stockholders' Equity	$ 26,999,533	$ 25,452,841	$ 24,303,844

AVERAGE STUDENT LOANS	$ 25,763,313	$ 24,558,094	$ 23,728,658
(year-to-date)

AVERAGE MANAGED STUDENT LOANS	$ 27,578,409	$ 25,246,652	$ 24,139,040
(year-to-date)

THE STUDENT LOAN CORPORATION CONSOLIDATED STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

Three months ended
March 31,
2005 2004
REVENUE
Interest income	$282,936 $206,638
Interest expense	154,041 75,586
Net interest income	128,895 131,052
Less: provision for loan losses	(602) (2,235)
Net interest income after provision for loan losses	128,293 128,817
Fee and other income	(781) 14,046
Total revenue, net	127,512 142,863

OPERATING EXPENSES
Salaries and employee benefits	11,413 7,510
Other expenses	16,521 21,244
Total operating expenses	27,934 28,754
Income before income taxes	99,578 114,109
Income taxes	33,443 41,249
NET INCOME	$66,135 $72,860

DIVIDENDS DECLARED	$21,600 $18,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.31 $ 3.64

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.08 $ 0.90

OPERATING RATIOS
Net interest margin	2.03% 2.22%
Operating expenses as a percentage of average managed student loans	0.41% 0.48%
Return on Equity	23.0% 30.5%